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                                                                    Exhibit 10.2


                          INVESTMENT BANKING AGREEMENT



         AGREEMENT, made this 22nd day of October, 2001 by and between, Microislet, Inc., a Delaware corporation, and ASA Investment Company, having its principal place of business at 7612 E. Calle Los Arboles, Tucson, Arizona 85750, hereinafter the ("Consultant").

         WHEREAS, the Company desires to retain the Consultant for consulting services in connection with the Company's business affairs on a non-exclusive basis, and the Consultants is willing to undertake to provide such services as hereinafter fully set forth:

         NOW, THEREFORE, the parties agree as follows:

         1. CONDITIONS: This agreement is conditioned on the performance of the Consultant. Two stages of financing are contemplated by this Agreement. The first stage is One Million ($1,000,000) Dollars financing. The second stage is at least an additional Three Million ($3,000,000) Dollars financing, but not more than an additional Nine Million ($9,000,000) Dollars financing.

                  (a) The Consultant agrees to produce an investor, which will deposit the stage one financing into a stock purchase escrow account on, or before November 2, 2001. The form of escrow agreement is attached as EXHIBIT "A". When the Consultant produces an investor that purchases Company capital stock for One Million Dollars, the Ten percent fee, as outlined in paragraph 4(a) will be earned. Upon completion of the first stage equity financing, the Consultant will have the exclusive right to perform the second stage financing for a period of forty (40) calendar days. This financing exclusivity will commence on the date the funds are received by the Company and terminate 40 days thereafter. The warrant compensation outlined in paragraph 4(d) will be earned pro rata to the total of first and second stage financing of Four Million ($4,000,000) Dollars. A copy of the form of Stock Purchase Agreement is attached as EXHIBIT "B".

                  (b) When the Consultant produces investors who agree to purchase Company capital stock for at least Four Million Dollars, the Company's parent corporation, Microislet, Inc., a Delaware corporation, will agree to enter into a business combination agreement whereby it will be acquired by an NASD OTC Electronic Bulletin Board company. This business combination is intended to take Microislet public by utilizing a "reverse acquisition" method. It is the intention of the parties that the Four Million Dollar funding and reverse acquisition business combination will occur simultaneously. The terms and conditions of this business combination agreement are set forth in the Share Exchange Agreement attached as Exhibit "D".

                  (c) RIGHT OF FIRST REFUSAL. When these two stages of financing are completed, the Company grants the Consultant the first-right-of-refusal for all subsequent equity financing for a period of eighteen (18) months from the date of this agreement. In the event that the Company receives a bona fide written offer (the "Offer") to purchase Company equity securities that the Company desires to accept, the Company will notify the Consultant within five
(5) days thereafter in writing and include a copy of the Offer by the Offeror. The Consultant will thereafter have a period of fourteen (14) calendar days from


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receipt of the notice to elect whether or not it wishes to arrange for the sale of the equity securities on the same terms and conditions as contained in the Offer. If the Consultant does elect to arrange for the financing on the same terms and conditions as contained in the Offer, then Consultant will have the absolute right to do so upon giving written notice thereof to Company within the fourteen (14) day period. If the Consultant does not elect to arrange for the equity financing, then Company will have the absolute right to complete the sale to the Offeror in accordance with the Offer, free and clear of any and all claims arid rights of Consultant contained in this Agreement and, upon the closing of the equity financing, that particular equity financing first-right-of refusal will be terminated and no party hereto will thereafter have any rights, liabilities or obligations whatsoever under this Agreement as to that particular equity financing. Since the Consultant will be arranging for financing its commitment to arrange for the particular financing must be accompanied by a Letter of Commitment from the investor stating that it has the financial ability and is willing to make the equity investment according to the terms and conditions of the Offer.

         2. NATURE OF SERVICES: The Company hereby engages Consultant to render the services hereinafter described during the term hereof on a non-exclusive basis (it being understood and agreed that Consultant is free to render the same or similar services to any other entity selected by it).

                  (a) arrange for equity financing for Microislet, Inc. or its successors, if it goes public, from investors in a dollar range from $4,000,000 to $10,000,000 with a price of $6.00 per share;

                  (b) assist the Company with its parent corporation, Microislet, Inc., a Delaware corporation, "going public" process utilizing a reverse acquisition transaction with a U.S. domestic corporation quoted on the National Association of Securities Dealers, Inc. (NASD) Over-the-Counter Electronic Bulletin Board;(1)

                  (c) consult with the Company concerning on-going strategic corporate planning and long term, investment policies;

                  (d) render advice with respect to all Company corporate financing arrangements.

         3. RESPONSIBILITIES OF THE COMPANY: The Company will provide the Consultant with all financial and business information about the Company as requested by the Consultant in a timely manner. In addition, executive officers of the Company will make themselves available for personal consultations with the Consultant and/or third party designees, subject to reasonable prior notice, pursuant to the request of the Consultant.

         4. COMPENSATION: For corporate financial advisory services, due diligence and other services which will be provided to the Company from time to time over the course of our engagement, we mutually agree that the Consultant will be entitled to compensation and other consideration mutually understood, but understood, but not limited to the following:

-------------------
(1) It is understood that this type of transaction will not occur unless the Consultant produces investors, which purchase at least $4,000,000 of Microislet capital stock.

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                  (a) For completed financing from any of the entities,
affiliations or persons of the Consultants, its employees or former employees, agents, representatives, advisors or the Consultant introduces any of these to the Company. not previously introduced to the Company, the Company will pay Consultant or its nominee(s) a finders fee in cash (U.S. Dollars) equal to Ten (l0%) percent of the financing. The Company will also pay the Consultant or its nominee(s), as an additional fee, irrespective of any finders fee described herein, the first $200,000 of any completed financing in excess of $6,000,000 under the terms of this Agreement.

                  (b) Upon the completion of the reverse acquisition "going public" transaction, the Company agrees to pay Consultant or its nominee(s) $US400,000 as follows: (1) $200,000 payable in cash, and (2) $200,000 payable in 33,334 of the publicly held acquisition corporation's common shares. The common shares will have "piggy-back registration rights."

                  (c) The fees, at the option of Consultant or its nominee(s), may be deducted from the financing proceeds payable to the Company. Any fees not deducted from any financing transaction will be carried forward as a debt evidenced by a demand promissory note bearing interest at the rate of Eight (8%) percent per annum.

                  (d) The Company agrees to issue to Consultant or its nominee(s) common stock purchase warrants for the purchase of One Million (1,000,000) Microislet common shares at $6.00 per share and Five Hundred Thousand (500,000) common shares at $12.00 per share. The warrants will have a five (5) year exercise term and the underlying common stock will have piggyback registration rights. A definitive warrant agreement will be executed immediately following the closing of the first stage $1,000,000 funding.

                  (e) When the Consultant has produced investors who purchase Company capital stock for an aggregate amount in excess of Six Million Two Hundred Thousand Dollars ($6,200,000), the Company agrees to pay Consultant or its nominee(s) $70,000, payable in the form of Two Hundred Thirty Three Thousand Three Hundred Thirty Three (233,333) common shares of the publicly held acquisition corporation's common shames (`Shares"). The Company agrees to pay Consultant or its nominee(s) an additional $35,000, in the form of One Hundred Sixteen Thousand Six Hundred Sixty Six (116,666) Shares for each additional One Million Dollars ($1,000,000) of investment raised up to a maximum of Four Hundred Sixty Six Thousand Six Hundred Sixty Six (466,666) Shares. The Shares will have "piggy-back registration rights."

                  (f) The Company hereby irrevocably agrees not to circumvent, avoid, bypass or obviate directly or indirectly, the intent of this Agreement, to avoid payment of fees, in any transaction with any corporation, partnership or individual, introduced by the Consultant to the Company in connection with any project, any loans or collateral or funding, or any other financing transaction of any nature whatsoever.

         5. EXPENSES: The Company will also reimburse the Consultant for actual out-of-pocket expenses including, but not limited to, facsimile, postage, printing, photocopying, and entertainment, incurred by the Consultant without the prior consent of the Company and in connection with the performance by the Consultant of its duties hereunder, the Company will also reimburse the


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Consultant for the costs of all travel and related expenses incurred by the
Consultant in connection with the performance of its services hereunder, provided that all such costs and expenses have been authorized, in advance, by the Company. Expenses will be due and payable when billed and after they have been incurred. The Consultant will not expend more than $100 dollars on any expense item without the prior written approval of the Company.

         6. INDEMNIFICATION: The Parties agree to indemnify and hold harmless each other and their affiliates, and their respective officers, directors, employees, agents and controlling persons. The Parties and each such other persons and entities being an "Indemnified Party" for purposes of this section from and against any and all losses, claims, damages, and liabilities, jointly or severally, to which such Indemnified Party may become subject under any applicable law, or otherwise related to or arising out of any transaction contemplated by this Agreement and the performance by the parties of the Consultant of the services contemplated by this Agreement, and will reimburse each indemnified party for all reasonable expenses (including reasonable counsel fees and expenses) as they am incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto provided that the other party will not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Indemnified Party and further provide that such Indemnified Party agrees to refund such reimbursed expenses if and to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification. In the event that the foregoing indemnity is unavailable or insufficient to hold any Indemnified Party harmless, then the other party will contribute to amounts paid or payable by such Indemnified Party in respect of such losses, claims, damages and liabilities in such proportions as approximately reflects the relative benefits received by, in fault of, the other party and such Indemnified Party in connection with the matters as to which such losses, claims, damages and liabilities relate and other equitable considerations, provided however that nothing in this sentence will be construed as altering or limiting in any way the effect of the provisions contained in the immediately preceding sentence.

         7. CAPITALIZATION: The Consultant has made tentative arrangements for the Microislet, Inc., the Delaware corporation, to "go public" utilizing the reverse acquisition method with a U.S. corporation which is presently listed on the NASD Electronic Bulletin Board named ALD Services, Inc. To the extent, that this transaction were to proceed, the proposed capitalization of the Company would be as follows:

                  (a) 18,530,000 shares to Microislet, Inc. shareholders;

                  (b) 1,900,000 shares to Consultants, Finders, others(2);

                  (c) 206,000 shares publicly held;

                  (d) 1,166,666 shares privately placed assuming $7,000,000 funding at $6.00/share;

----------------------
(2) These shares will be subject to individual "Lock-up Agreements" in the form of agreement attached as Exhibit E.

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                  (e) All beneficial owners of the shares outlined in (b) and
(c) above are set forth in EXHIBIT F.

         8. COMPLETE AGREEMENT: This Agreement contains the entire Agreement between the parties with respect to the contents hereof and supersedes all prior agreements and understandings between the parties with respect to such matters, whether written or oral. Neither this agreement, nor any term or provision hereof may be changed, waived, discharged or amended in any manner other than by any instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or amendment is sought.

         9. COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which will be an original but all of which will constitute but one Agreement.

         10. SURVIVAL: Any termination of this Agreement will not, however, affect the on-going provisions of this Agreement that will survive such termination in accordance with their terms.

         11. DISCLOSURE: Any financial advice rendered by the Consultant pursuant to this Agreement may not be disclosed publicly in any manner without the prior written approval of the Consultant. All non-public information given to the Consultant by the Company will be treated by the Consultant as confidential information, and the Consultant agrees not to make use of such information other than in connection with its performance of this Agreement, provided, however, that any such information may be disclosed if required by any court or governmental or regulatory authority, board or agency. "Non-public information" will not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Consultant; (ii) was available to the Consultant prior to its disclosure to the Consultant by the Company, provided that such information is not known by the Consultant to be subject to another confidentiality agreement with another party; or (iii) becomes available to the Consultant on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company.

         12. NOTICE: Any or all notices, designations, consents, offers, acceptance or other communication provided for herein will be given in writing and delivered in person or by registered or certified mail, return receipt requested, directed to the address shown above in the introductory paragraph.

         13. SEVERABILITY: Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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         14. MISCELLANEOUS:

                  (a) Neither the Consultant nor its affiliates, or their respective officers, directors, employees, agents or controlling persons will be liable, responsible or accountable in damages or otherwise to the Company or its affiliates, or their respective officers, directors, employees, agents or controlling persons for any act or omission performed or omitted by the Consultant with the respect to the services provided by it pursuant or otherwise relating to or arising out of this Agreement.

                  (b) All final decisions with respect to consultation, advice and services rendered by the Consultant to the Company will rest exclusively with the Company, and Consultant will not have any right or authority to bind the Company to any obligation or commitment.

                  (c) This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the laws of the California without regard to the conflicts of laws principles thereof or the actual domiciles of the parties. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party will be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

                  (d) If the Consultant will incur any expense (whether paid or not) in performing any acts which the Company is required to perform, or in instituting any action or proceeding based upon a default by the Company, or in defending, or in asserting a counterclaim, in any action or proceeding brought by the Company, any and all expenses to the Consultant, including attorney's fees, costs and disbursements, will be paid by the Company to the Consultant, on demand; furthermore, the expenses incurred in connection with any action or proceeding instituted by the Consultant to enforce the provisions hereof will also be recoverable by the Consultant.

         Agreed and Accepted on October 15, 2001 by and between:

ASA INVESTMENT COMPANY                             MICROISLET, INC.



/S/ DANNY E. FORD                                  /S/ JOHN STEEL, IV
--------------------------                         -----------------------------
By: Danny E. Ford                                  By: John Steel, IV
Title: President                                   Title: President

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                               FIRST AMENDMENT TO
                          INVESTMENT BANKING AGREEMENT


         THIS FIRST AMENDMENT to that certain INVESTMENT BANKING AGREEMENT (the "Agreement"), dated the 22nd day of October, 2001 by and between, Microislet, Inc., a Delaware corporation, and ASA Investment Company, having its principal place of business at 110 South Church, Suite 6320, Tucson, Arizona 85701, hereinafter the ("Consultant").

         WHEREAS, the parties have reconsidered and mutually agreed to adjust the amount of compensation to paid to Consultant under the Agreement; and

         WHEREAS, paragraphs 4.(d) and 4.(e) of the Agreement currently provide:

                  "(d) The Company agrees to issue to Consultant or its nominee(s) common stock purchase warrants for the purchase of One Million (1,000,000) Microislet common shares at $6.00 per share and Five Hundred Thousand (500,000) common shares at $12.00 per share. The warrants will have a five (5) year exercise term and the underlying common stock will have piggyback registration rights. A definitive warrant agreement will be executed immediately following the closing of the first stage $1,000,000 funding."

                  "(e) When the Consultant has produced investors who purchase Company capital stock for an aggregate amount in excess of Six Million Two Hundred Thousand Dollars ($6,200,000), the Company agrees to pay Consultant or its nominee(s) $70,000, payable in the form of Two Hundred Thirty Three Thousand Three Hundred Thirty Three (233,333) common shares of the publicly held acquisition corporation's common shares ("Shares"). The Company agrees to pay Consultant or its nominee(s) an additional $35,000, in the form of One Hundred Sixteen Thousand Six Hundred Sixty Six (116,666) Shares for each additional One Million Dollars ($1,000,000) of investment raised up to a maximum of Four Hundred Sixty Six Thousand Six Hundred Sixty Six (466,666) Shares. The Shares will have `piggy-back registration rights.'"

         NOW, THEREFORE, the parties agree as follows:

         Paragraphs 4.(d) and 4.(e) of the Agreement shall be, and are hereby deleted from the Agreement in their entirety, and the terms of said paragraphs shall no longer be effective bind the parties to the Agreement. All other provisions of the Agreement not inconsistent with this Amendment shall remain in full force and effect.

ASA INVESTMENT COMPANY                           MICROISLET, INC.



/S/ DANNY E. FORD                                /S/ JOHN STEEL, IV
-----------------                                -----------------------
By:  Danny E. Ford                               By:      John Steel, IV
Title:  President                                Title:   President

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